Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

News release	Exhibit 99.1

Media Contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Sarah DeWitt Marsh McLennan +1 212 345 6750 sarah.dewitt@mmc.com

Marsh McLennan appoints Jan Siegmund to its Board of Directors

NEW YORK, July 10, 2024 — The Board of Directors of Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today appointed Jan Siegmund as a director, effective immediately. The Company’s Board now consists of 12 directors.

Commenting on Mr. Siegmund’s appointment, H. Edward Hanway, Chair of the Company’s Board of Directors, said, “Effective succession planning and board refreshment are at the core of our commitment to having the right mix of skills and experience on our Board. We are pleased to welcome an executive of Jan’s caliber to support the success of Marsh McLennan.”

John Doyle, President and CEO, Marsh McLennan, said, “I am excited to welcome Jan to Marsh McLennan’s Board. His extensive leadership experience in corporate finance, strategy and professional services will enhance our Board’s perspective on a range of important issues.”

Mr. Siegmund has over 30 years of experience in corporate finance, strategy and consulting. He served as Chief Financial Officer of Cognizant Technology Solutions, a professional services company, before retiring in early 2024. Prior to that, he was Corporate Vice President and Chief Financial Officer of Automatic Data Processing (ADP), a global provider of cloud-based human capital management solutions. He joined ADP in 1999 and worked in various roles of increasing responsibility at the company including President, Added Value Services, and Chief Strategy Officer from 2009 to 2012. Mr. Siegmund also serves on the Board of Directors of Western Union.

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s more than 85,000 colleagues advise clients in over 130 countries. With annual revenue of $23 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, or follow us on LinkedIn and X.

1